Exhibit 99.1

Momentive Specialty Chemicals Inc.	NEWS
180 East Broad Street Columbus, Ohio 43215-3799	RELEASE

FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces Preliminary Results of Tender for Certain of its Outstanding Notes

Columbus, OH – November 5, 2010

Pursuant to its previously announced tender offer, Momentive Specialty Chemicals Inc. (the “Company”) received tenders from the holders of $355,241,000 aggregate principal amount of their 9.75% Senior Notes due 2014 (the “Notes”) by the expiration of the early tender payment deadline, November 4, 2010 at 5:00 p.m., New York City time (the “Early Tender Date”). The tenders received by the Company for the Notes, together with the approximately $127 million principal amount of the Notes owned by Apollo Management, L.P. (“Apollo”), which principal amount will be exchanged by Apollo, represent in the aggregate approximately 90.52% of the Notes. Apollo will enter into an agreement to exchange the entire amount of its current holdings of Notes for new debt of the Company at an exchange ratio determined based on the tender consideration offered to holders of the Notes, which is intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration in the tender offer and used the proceeds thereof to invest in the new debt. The new debt will have the same terms as the new notes issued by the Company to finance the tender offer.

The complete terms and conditions of the tender offer for the Notes are detailed in the Company’s Offer to Purchase dated October 22, 2010 and the related Letter of Transmittal (the “Tender Offer Documents”). The Company currently expects to accept for payment, subject to conditions set forth in the Tender Offer Documents, all of the Notes validly tendered prior to the Early Tender Date on Friday, November 5, 2010.

Each holder who validly tendered its Notes prior to the Early Tender Date will receive, if such Notes are accepted for purchase pursuant to the tender offers, the total consideration of $1,053.75 per $1,000 principal amount of Notes tendered, which includes $1,043.75 as the tender offer consideration and $10.00 as an early tender payment. In addition, accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered and accepted Notes.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on November 19, 2010, unless extended or earlier terminated (the “Expiration Date”). Because the Early Tender Date has passed, tendered Notes may no longer be withdrawn at any time, except to the extent that the Company is required by law to provide additional withdrawal rights. Holders who validly tender their Notes after the Early Tender Date will receive only the tender offer consideration and will not be entitled to receive an early tender payment if such Notes are accepted for purchase pursuant to the tender offers.

All the conditions set forth in the Tender Offer Documents remain unchanged. If any of the conditions are not satisfied, the Company may terminate the tender offer and return tendered Notes not previously accepted. The Company has the right to waive any of the foregoing conditions with respect to the Notes and to consummate any or all of the tender offers. In addition, the Company has the right, in its sole discretion, to terminate the tender offer at any time, subject to applicable law.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer is being made only through, and subject to the terms and conditions set forth in, the Tender Offer Documents and related materials.

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC will act as Dealer Managers for the tender offer. Questions regarding the tender offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or at (212) 723-6106 (collect); to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 325-5912 (collect); and to J.P. Morgan Securities LLC at (800) 245-8812 (toll-free) or at (212) 270-1200 (collect).

Global Bondholder Services Corporation will act as the Information Agent for the tender offer. Requests for the Tender Offer Documents may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for brokers and banks) or (866) 470-4500 (for all others).

Neither the Company’s board of directors nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer.

About Momentive Specialty Chemicals Inc.

Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is controlled by an affiliate of Apollo. Additional information is available at www.hexion.com and momentive.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical fact, could be forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions, and are based on currently available financial, economic and competitive data and current business plans. Actual results could vary materially depending on risks and uncertainties that may affect operations, markets, services, prices and other factors as discussed in the most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission made by the Company. We caution you against relying on any forward-looking statements as they are neither statements of historical fact nor guarantees of future performance. Any forward-looking statement made by us in this document speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time.

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Contacts

Media:

Peter Loscocco

614-225-4127

peter.loscocco@hexion.com

Investors:

John Kompa

614-225-2223

john.kompa@hexion.com